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   EXHIBIT 27.1


                           BP PRUDHOE BAY ROYALTY TRUST

                             FINANCIAL DATA SCHEDULE


   THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE STATEMENTS OF ASSETS, LIABILITIES AND TRUST CORPUS AND THE STATEMENTS OF CHANGES IN TRUST CORPUS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.


   ITEM NUMBER         ITEM DESCRIPTION                             AMOUNT
   -----------         ----------------                             ------
   5-02 (1)            cash and cash items                     $       0
   5-02 (2)            marketable securities                           0
   5-02 (3) (a) (1)    notes and accounts receivable-trade             0
   5-02 (4)            allowances for doubtful accounts                0
   5-02 (6)            inventory                                       0
   5-02 (9)            total current assets                            0
   5-02 (13)           property, plant and equipment                   0
   5-02 (14)           accumulated depreciation                        0
   5-02 (18)           total assets                              407,141,000
   5-02 (21)           total current liabilities                      84,000
   5-02 (22)           bonds, mortgages and similar debt               0
   5-02 (28)           preferred stock-mandatory redemption            0
   5-02 (29)           preferred stock-no mandatory redemption         0
   5-02 (30)           common stock                                    0
   5-02 (31)           other stockholders' equity
                         (Trust Corpus)                          407,057,000
   5-02 (32)           total liabilities and stockholders'
                         equity  (Trust Corpus)                  407,141,000
   5-03 (b)1 (a)       net sales of tangible products                  0
   5-03 (b)1           total royalty revenues                     51,727,000
   5-03 (b)2 (a)       cost of tangible goods sold                     0
   5-03 (b)2           total costs and expenses applicable
                         to sales and revenues                         0
   5-03 (b)3           other costs and expenses                        0
   5-03 (b)5           provision for doubtful accounts and
                         notes                                         0
   5-03 (b) (8)        interest and amortization of debt
                         discount                                      0
   5-03 (b) (10)       income before taxes and other items        51,173,000
   5-03 (b) (11)       income tax expense                              0
   5-03 (b) (14)       income/loss continuing operations               0
   5-03 (b) (15)       discontinued operations                         0
   5-03 (b) (17)       extraordinary items                             0

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   5-03 (b) (18)       cumulative effect-changes in
                       accounting principles                           0
   5-03 (b) (19)       net income or loss                         51,173,000
   5-03 (b) (20)       earnings per Unit-primary                     2.391
   5-03 (b) (20)       earnings per Unit-fully diluted               2.391













































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